Exhibit 99.2
ZAGG Inc Reports Record First Quarter Financial Results

•	Record first quarter consolidated revenue of $55.5 million
•	GAAP diluted earnings of $0.16 per share
•	Adjusted EBITDA of $14.4 million
•	Cash flow from operations of over $14 million
•	Paid down $27 million in debt

SALT LAKE CITY--(BUSINESS WIRE)-- ZAGG Inc (NASDAQ: ZAGG) (www.ZAGG.com), a market leader in innovative mobile device accessories, today announced financial results for the first quarter ended March 31, 2012.

First Quarter Highlights (First quarter 2012 versus first quarter 2011)

●	Consolidated revenue increased 106% to $55.5 million
●	Adjusted EBITDA increased 166% to $14.4 million, or $0.46 per diluted share
●	Gross margin of 48.5%
●	Generated over $14.0 million in operating cash flow
●	Ending cash and cash equivalents balance of $16.9 million
●	Reduction of term and revolving debt by an aggregate of $27.0 million

"We are pleased with our strong first quarter results, which reflect our increased presence in our retail channel, the expansion of our product offerings and the underlying phenomenal demand for smartphones and tablets.” said Robert G. Pedersen II, CEO of ZAGG. “The operational alignments we have put in place helped our results in the quarter. We are seeing tremendous level of employee unity and commitment across the board at ZAGG, which is translating into improved sales, operational and financial performance of our business."

First Quarter Results

Consolidated revenue for the first quarter of 2012 increased 106% to $55.5 million from $27.0 million in the same quarter last year.  Revenue by channel was 83% through indirect channels, 10% through ZAGG.com and iFrogz.com, 6% through the company’s mall cart and kiosk programs and 1% from shipping and handling.

Gross profit for the first quarter of 2012 was $26.9 million or 48.5% of net sales, representing a 97% increase, versus $13.6 million or 51% of net sales in the first quarter of the prior year.

Operating income for the first quarter of 2012 was $10.2 million compared to $4.9 million for the first quarter of 2011, an increase of 110%.

Net income attributable to stockholders for the first quarter of 2012 was $5.1 million or $0.16 per diluted share as compared to net income attributable to stockholders of $3.3 million or $0.13 per diluted share in the first quarter of 2011.

Adjusted EBITDA

ZAGG considers earnings before other income or expense; income tax provision; depreciation and amortization; and share-based compensation expense related to equity awards ("Adjusted EBITDA") to be an important financial indicator of the Company's operational strength and the performance of its business. These results should be considered in addition to results prepared in accordance with generally accepted accounting principles ("GAAP"), but should not be considered as a substitute for, or superior to, GAAP results.

A reconciliation of the differences between Adjusted EBITDA and the most comparable financial measure calculated and presented in accordance with GAAP, is presented under the heading "Reconciliation of Non-GAAP Financial Information to GAAP" immediately following the Condensed Consolidated Statements of Operations included below.

The difference between Adjusted EBITDA per share, a non-GAAP measure, and GAAP EPS, is other income or expense, income tax provision, depreciation and amortization, and share-based compensation.

Adjusted EBITDA for the first quarter of 2012 was $14.4 million versus $5.4 million in the first quarter of 2011, representing an increase of 166% over prior year’s results, or $0.46 per diluted share versus $0.21 per diluted share in the first quarter last year.

Outlook

ZAGG reiterates its full year guidance for 2012 revenue in excess of $250 million and Adjusted EBITDA of $55 million — $60 million. This compares to reported revenue for 2011 of $179.1 million and Adjusted EBITDA of $45.3 million.

Conference Call

A conference call will be held today at 5:00 p.m. EST to review these results. Participants may access via the Internet at the event website and on the Company website at: http://investors.zagg.com.  The call replay will be available for 30 days, and can be accessed online or toll-free at (855) 859-2056, Conference ID # 74099556.  A webcast playback of the conference call will be archived investors.ZAGG.com for one year.  A podcast of the event will also be available online.

Non-GAAP Financial Disclosure

Investors are cautioned that the Adjusted EBITDA, or earnings before other income or expense, income tax provision, depreciation and amortization, and stock-based compensation, contained in this press release are not financial measures under generally accepted accounting principles. In addition, they should not be construed as alternatives to any other measures of performance determined in accordance with generally accepted accounting principles, or as indicators of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We present this financial information because we believe that it is helpful to some investors as a measure of our performance. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies.

Safe Harbor Statement

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, and other risks identified in filings made by the company with the Securities and Exchange Commission.

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